Exhibit 99

For additional information:
Rick Green
President & CEO
Laura Robertson
EVP & CFO
For Immediate Release	(405) 372-2230
Southwest Bancorp Inc. Reports First Quarter 2011 Earnings
     April 19, 2011, Stillwater, Oklahoma . . . . Southwest Bancorp, Inc. (NASDAQ Global Select Market — OKSB, OKSBP), (“Southwest”), today reported net income available to common shareholders of $1.4 million, or $0.07 per diluted share for the first quarter of 2011, compared to $3.3 million, or $0.23 per diluted share for the first quarter of 2010, and $3.3 million, or $0.17 per diluted share for the fourth quarter of 2010.
     Rick Green, Southwest Bancorp’s President and Chief Executive Officer, stated, “Our first quarter of the new year continued to be profitable after a significant provision for loan losses. The Board of Directors and management are dedicated to the resolution of problem credits, the maintenance of capital and liquidity, stability in net interest income, and control of operating expenses.
     Credits and Concentrations. We continue to manage our loan portfolio with our ongoing, disciplined workout process focused on addressing the challenges of the commercial real estate construction and commercial mortgage sectors. Our noncovered nonperforming assets were slightly up from year-end, primarily due to an increase in other real estate. The dollar amount of nonperforming loans was essentially unchanged from year-end. However, the composition has changed as our resolution process continues. We placed $26.5 million on nonaccrual, but returned $8.4 million to accrual status, charged-off $10.7 million, and received $2.8 million in resolutions and payments on nonperforming loans. At quarter-end our potential problem loans were $204.8 million, down $28.3 million, or 12%, from year-end, and $71.1 million, or 26%, from March 31, 2010. We believe that levels of nonperforming loans and potential problem loans are likely to fluctuate up and down as the process continues.
     Our noncovered loans decreased by $86.0 million, or 4%, from year-end and $261.5 million, or 10%, from March 31, 2010. This decrease allowed us to reduce our commercial real estate mortgage and construction concentration to $1.7 billion, or 75%, of noncovered loans at March 31, 2011. Our healthcare credits at quarter-end totaled $684.7 million, or 30%, of noncovered loans, including $414.3 million of healthcare related commercial real estate mortgage and construction loans. Nonperforming healthcare assets at quarter-end were $17.4 million, or 12%, of total nonperforming assets. Approximately 80% of our nonperforming assets are in Texas, Oklahoma, and Kansas.
     At March 31, 2011, the allowance for loan losses was 2.82% of noncovered portfolio loans, compared to 2.80% at year-end 2010 and 2.59% at March 31, 2010.
     The economy has not yet recovered, but we are encouraged that the economies of our principal markets in Oklahoma, Texas, and Kansas continue to outperform most of the nation and we continue to make loans in each of our markets with an emphasis on healthcare lending and carefully controlled real estate collateralized credits.
     Capital Base. Southwest and its banking subsidiaries have maintained capital levels that substantially exceed the minimums for regulatory “well-capitalized” status. At March 31, 2011, Southwest’s total regulatory capital was $478.7 million, for a total risk-based capital ratio of 19.77%, and Tier 1 capital was $447.8 million, for a Tier 1 risk-based capital ratio of 18.49%.
     Liquidity. During the first quarter, we continued to reduce our use of brokered deposits and other non-core funding.

     NASDAQ:OKSB
OKSBP
Southwest Bancorp Inc. Reports First Quarter 2011 Earnings
     Earnings. Earning for the first quarter were driven by stable net interest income and controlled noninterest expense, partially offset by an increase in the provision for loan losses and a decrease in gain on sale of loans. Our net interest margin of 3.78% for the quarter was down slightly from the fourth quarter of 2010, but increased 19 basis points over the first quarter of 2010. The decrease in net interest income from the fourth quarter of 2010 was due to a combination of both rate and volume changes, primarily related to loans, while the decrease from the first quarter of 2010 was due mainly to lower loan volume.
     Our efficiency ratio for the first quarter remained strong at 54.50%, helped by stable salaries and employee benefits and occupancy costs.”
     Please review the following discussion and the attached financial tables for important additional information regarding our financial condition and performance.
Financial Overview
     Condition: Total assets were $2.8 billion and total loans were $2.3 billion at March 31, 2011, a decrease of 1% and 4%, respectively, from December 31, 2010.
     At March 31, 2011 the allowance for loan losses was $63.3 million, a decrease of 3% from December 31, 2010, and represented 2.82% of noncovered portfolio loans versus 2.80% at December 31, 2010. The methodology used to determine the appropriate amount of the allowance for loan losses at a particular time includes consideration of risk factors related to Southwest and to our markets including regular assessments of national and local economic conditions and trends. Provisions for loan losses are recorded in the amount necessary to maintain the allowance at the level management deems appropriate.
     Excluding assets subject to loss sharing agreements with the FDIC (“covered assets”), nonperforming assets, consisting of nonaccrual loans, loans past due by 90 days or more and still accruing, and other real estate, were $148.9 million and 6.52% of portfolio loans and other real estate as of March 31, 2011, up $4.1 million from December 31, 2010. A breakdown of noncovered portfolio loans and noncovered nonperforming assets at March 31, 2011 by type is shown in the following table:

	Noncovered	Noncovered	Percentage of
	portfolio	nonperforming	total noncovered
(dollars in thousands)	loans	assets	nonperforming assets
Real estate construction	$416,868	$56,523	37.96%
Commercial real estate	1,287,123	30,988	20.81
Commercial	417,812	17,622	11.83
Residential real estate mortgages	84,809	2,672	1.80
Other consumer loans	36,493	27	0.02
Other real estate	—	41,067	27.58

Total	$2,243,105	$148,899	100.00%

     Excluding covered loans, nonaccrual loans were $107.3 million as of March 31, 2011, an increase of $0.7 million, or less than 1%, from December 31, 2010, and an increase of $9.4 million, or 10%, from March 31, 2010. These loans are carried at their estimated collectible amounts and no longer accrue interest. Noncovered loans 90 days or more past due and still accruing were $0.5 million as of March 31, 2011. These loans are deemed to have sufficient collateral and are in the process of collection.
     Impaired loans, which include nonaccrual and restructured loans, are evaluated on an individual basis using the discounted present value of expected cash flows, the fair value of collateral, or the market value of the loan, and a specific allowance is recorded to reflect the appropriate net realizable value. Collateral dependent loans are evaluated for impairment based upon the fair value of the collateral. Charge-offs against the allowance for impaired loans are made when and to the extent amounts are deemed uncollectible.
     Performing loans that have been restructured to provide a reduction or deferral of interest or principal due to a weakening in the financial position of the borrower were $2.2 million at both March 31, 2011 and December 31, 2010. Restructured nonperforming loans were $7.1 million at March 31, 2011, compared to $6.0 million at December 31, 2010.

     NASDAQ:OKSB
OKSBP
Southwest Bancorp Inc. Reports First Quarter 2011 Earnings
     Excluding covered loans, performing loans considered potential problem loans, which are not included in the past due or nonaccrual categories but for which known information about possible credit problems cause management to be uncertain as to the continued ability of the borrowers to comply with the present loan repayment terms in future periods, amounted to $204.8 million at March 31, 2011, a decrease of $28.3 million from December 31, 2010 and $71.1 million from March 31, 2010. Potential problem loans are subject to continuing management attention and are considered by management in determining the level of the allowance for loan losses.
     On February 11, 2011, Southwest entered into a seven year interest rate swap agreement with the objective of converting the variable interest rate on a $25.0 million subordinated debenture to a fixed interest rate based upon our expectation of rising interest rates over the swap term. The swap agreement requires Southwest to pay a fixed rate of interest at 6.15% and receive a variable rate of interest equal to the three-month LIBOR plus 285 basis points, or 3.16% at March 31, 2011.
     First Quarter Results:
     Summary: Net income available to common shareholders was $1.4 million in the first quarter of 2011, compared to $3.3 million in the fourth quarter of 2010 and $3.3 million in the first quarter of 2010. The decrease from the fourth quarter of 2010 was the result of a $1.8 million increase in the provision for loan losses, a $1.5 million decrease in net interest income, and a $0.8 million decrease in noninterest income, offset in part by a $1.2 million decrease in noninterest expense and a $1.1 million decrease in income taxes. The decrease from the first quarter of 2010 was the result of a $1.4 million decrease in net interest income, a $0.9 million decrease in noninterest income, a $0.5 million increase in the provision for loan losses, and a $0.4 million increase in noninterest expense, offset in part by a $1.3 million decrease in income taxes.
     Net Interest Income: Net interest income totaled $25.4 million for the first quarter of 2011, compared to $27.0 million for the fourth quarter of 2010, a decrease of $1.5 million, or 6%, and $26.8 million for the first quarter of 2010, a decrease of $1.4 million, or 5%. Net interest margin was 3.78% for the first quarter of 2011, compared to 3.82% for the fourth quarter of 2010 and 3.59% for the first quarter of 2010. Included in the first quarter of 2011 net interest margin was a net recovery of $0.1 million from the quarterly adjustment of the discount accretion on loans and the loss share receivable offset by interest reversals on nonaccrual loans. Included in the fourth quarter 2010 net interest margin was a net recovery of $0.5 million from the resolution of nonperforming loans and the quarterly adjustment of the discount accretion on loans and the loss share receivable. Included in the first quarter 2010 net interest margin was a net recovery of $0.4 million from the resolution of a nonperforming loan and the quarterly adjustment of the discount accretion on loans and the loss share receivable, offset by interest reversals on nonaccrual loans. The net effects of these adjustments on net interest margin were a 1 basis point increase, a 7 basis point increase, and a 5 basis point increase for each quarter, respectively.
     Provision for Loan Losses and Net Charge-Offs: The provision for loan losses totaled $9.1 million for the first quarter of 2011, compared to $7.3 million for the fourth quarter of 2010 and $8.5 million for the first quarter of 2010. Net charge-offs totaled $11.0 million, or 1.90% (annualized) of average portfolio loans for the first quarter of 2011, compared to $14.5 million, or 2.35% (annualized) of average portfolio loans for the fourth quarter of 2010 and $5.8 million, or 0.90% (annualized) of average portfolio loans for the first quarter of 2010.
     Noninterest Income: Noninterest income totaled $3.2 million for the first quarter of 2011, compared to $4.1 million for the fourth quarter of 2010 and $4.2 million for the first quarter of 2010. The decrease in noninterest income from the fourth quarter of 2010 was primarily the result of a $0.5 million decrease in gain on sale of loans, mainly from declined mortgage loan sales, and a $0.3 million decrease in service charges and fees. The decrease from the first quarter of 2010 was primarily the result of a $0.8 million decrease in gain on sale of loans, mainly from declined student loan sales, and a $0.2 million decrease in service charges and fees.
     Noninterest Expense: Noninterest expense totaled $15.6 million for the first quarter of 2011, compared to $16.8 million for the fourth quarter of 2010 and $15.3 million for the first quarter of 2010. The decrease from fourth quarter 2010 consisted of a $0.8 million decrease in other real estate expense and a $0.6 million decrease in other general and administrative expense, primarily from decreased legal fees related to other real estate and other loan costs. The increase from first quarter 2010 consisted of a $0.3 million increase in other real estate expense and a $0.4 million increase in the provision for unfunded loan commitments, offset in part by a $0.3 million decrease in FDIC and other insurance expense.

     NASDAQ:OKSB
OKSBP
Southwest Bancorp Inc. Reports First Quarter 2011 Earnings
Southwest Bancorp and Subsidiaries
     Southwest is the bank holding company for Stillwater National Bank and Trust Company (“Stillwater National”) and Bank of Kansas. Through its subsidiaries, Southwest offers commercial and consumer lending, deposit and investment services, specialized cash management, and other financial services from offices in Oklahoma, Texas, and Kansas, and on the Internet, through SNB DirectBanker®. We were organized in 1981 as the holding company for Stillwater National, which was chartered in 1894. At March 31, 2011 we had total assets of $2.8 billion, deposits of $2.2 billion, and shareholders’ equity of $379.7 million.
     Our area of expertise focuses on the special financial needs of healthcare and health professionals, businesses and their managers and owners, and commercial and commercial real estate borrowers. We established a strategic focus on healthcare lending in 1974. We provide credit and other services, such as deposits, cash management, and document imaging for physicians and other healthcare practitioners to start or develop their practices and finance the development and purchase of medical offices, clinics, surgical care centers, hospitals, and similar facilities. As of March 31, 2011, approximately $684.7 million, or 30%, of our noncovered loans were loans to individuals and businesses in the healthcare industry.
     We also focus on commercial real estate mortgage and construction credits. We do not focus on one-to-four family residential development loans or “spec” residential property credits. Additionally, subprime lending has never been a part of our business strategy, and our exposure to subprime loans and subprime lenders is minimal. One-to-four family mortgages account for less than 5% of total noncovered loans. As of March 31, 2011 approximately $1.7 billion, or 75%, of our noncovered loans were commercial real estate mortgage and construction loans, including $414.3 million of loans to individuals and businesses in the healthcare industry. Our commercial real estate mortgage and construction and commercial loans are concentrated in states that have experienced less adverse effects from the recession than many others.
     We operate six offices in Texas, eleven offices in Oklahoma, and eight offices in Kansas. At March 31, 2011 our Texas segment accounted for $954.6 million, or 42% of total portfolio loans, followed by $838.5 million, or 36%, from our Oklahoma segment, $272.7 million, or 12%, from our Kansas segment, and $226.5 million, or 10%, from our other states segment.
     Southwest’s common stock is traded on the NASDAQ Global Select Market under the symbol OKSB. Southwest’s public trust preferred securities are traded on the NASDAQ Global Select Market under the symbol OKSBP.
Forward-Looking Statements
     This earnings release includes forward-looking statements that are subject to risks and uncertainties. These forward-looking statements include: statements of Southwest’s goals, intentions, and expectations; estimates of risks and of future costs and benefits; expectations regarding future financial performance of Southwest and its operating segments; assessments of loan quality, probable loan losses, and the amount and timing of loan payoffs; liquidity, contractual obligations, off-balance sheet risk, and interest rate risk; estimates of value of acquired assets, deposits, and other liabilities; and statements of Southwest’s ability to achieve financial and other goals. These forward-looking statements are subject to significant uncertainties, because they are based upon: the amount and timing of future changes in interest rates, market behavior, and other economic conditions; future laws and regulations and accounting principles; and a variety of other matters. Because of these uncertainties, the actual future results may be materially different from the results indicated by these forward-looking statements. In addition, Southwest’s past growth and performance do not necessarily indicate our future results.
     Southwest is required under generally accepted accounting principles to evaluate subsequent events and their impact, if any, on its financial statements as of March 31, 2011 through the date its financial statements are filed with the Securities and Exchange Commission. The March 31, 2011 financial statements included in this release will be adjusted if necessary to properly reflect the impact of subsequent events on estimates used to prepare those statements.

     NASDAQ:OKSB
OKSBP
Southwest Bancorp Inc. Reports First Quarter 2011 Earnings
Financial Tables

Unaudited Financial Highlights	Table 1
Unaudited Consolidated Statements of Financial Condition	Table 2
Unaudited Consolidated Statements of Operations	Table 3
Unaudited Average Balances, Yields, and Rates-Quarterly	Table 4
Unaudited Quarterly Summary Financial Data	Table 5
Unaudited Quarterly Supplemental Analytical Data	Table 6

SOUTHWEST BANCORP, INC.	Table 1
UNAUDITED FINANCIAL HIGHLIGHTS
(Dollars in thousands, except per share)

	First Quarter			Fourth Quarter
			%		%
QUARTERLY HIGHLIGHTS	2011	2010	Change	2010	Change

Operations
Net interest income	$25,421	$26,801	(5)%	$26,970	(6)%
Provision for loan losses	9,050	8,531	6	7,265	25
Noninterest income	3,249	4,178	(22)	4,089	(21)
Noninterest expense	15,625	15,258	2	16,811	(7)
Income before taxes	3,995	7,190	(44)	6,983	(43)
Taxes on income	1,534	2,818	(46)	2,675	(43)
Net income	2,461	4,372	(44)	4,308	(43)
Net income available to common shareholders	1,408	3,329	(58)	3,257	(57)
Diluted earnings per share	0.07	0.23	(70)	0.17	(59)
Balance Sheet
Total assets	2,778,833	3,074,923	(10)	2,820,541	(1)
Loans held for sale	37,348	25,586	46	35,194	6
Noncovered portfolio loans	2,243,105	2,516,397	(11)	2,331,293	(4)
Covered portfolio loans	49,117	76,909	(36)	53,628	(8)
Total deposits	2,218,571	2,554,165	(13)	2,252,728	(2)
Total shareholders’ equity	379,668	315,341	20	377,812	—
Book value per common share	16.04	16.79	(4)	15.97	—
Key Ratios
Net interest margin	3.78%	3.59%		3.82%
Efficiency ratio	54.50	49.25		54.13
Total capital to risk-weighted assets	19.77	15.28		19.06
Nonperforming loans to portfolio loans — noncovered	4.81	3.89		4.59
Shareholders’ equity to total assets	13.66	10.26		13.40
Tangible common equity to tangible assets*	11.00	7.87		10.78
Return on average assets (annualized)	0.35	0.57		0.59
Return on average common equity (annualized)	1.81	5.42		4.11
Return on average tangible common equity (annualized)**	1.85	5.58		4.21

Balance sheet amounts and ratios are as of period end unless otherwise noted.

*	This is a Non-GAAP financial measure. Please see Table 7 for a reconciliation to the most directly comparable GAAP based measure.

**	This is a Non-GAAP financial measure.

Please see accompanying tables for additional financial information.

SOUTHWEST BANCORP, INC.	Table 2
UNAUDITED CONSOLIDATED STATEMENTS OF FINANCIAL CONDITION
(Dollars in thousands, except per share)

	March 31,	December 31,	March 31,
	2011	2010	2010

Assets
Cash and due from banks	$28,034	$26,478	$22,196
Interest-bearing deposits	89,529	41,018	124,129

Cash and cash equivalents	117,563	67,496	146,325
Securities held to maturity (fair values of $12,903, $14,029, $6,750, respectively)	13,042	14,304	6,670
Securities available for sale (amortized cost of $243,556, $246,649, $230,522, respectively)	245,394	248,221	235,023
Loans held for sale	37,348	35,194	25,586
Noncovered loans receivable	2,243,105	2,331,293	2,516,397
Less: Allowance for loan losses	(63,310)	(65,229)	(65,168)

Net noncovered loans receivable	2,179,795	2,266,064	2,451,229
Covered loans receivable (includes loss share: $12,617, $14,370, and $21,060, respectively)	49,117	53,628	76,909

Net loans receivable	2,228,912	2,319,692	2,528,138
Accrued interest receivable	8,789	8,590	10,271
Premises and equipment, net	23,555	23,772	25,996
Noncovered other real estate	41,067	37,722	18,809
Covered other real estate	4,016	4,187	4,489
Goodwill	6,811	6,811	6,811
Other intangible assets, net	5,141	5,371	5,575
Other assets	47,195	49,181	61,230

Total assets	$2,778,833	$2,820,541	$3,074,923

Liabilities
Deposits:
Noninterest-bearing demand	$369,013	$377,182	$317,896
Interest-bearing demand	112,731	92,584	119,757
Money market accounts	486,770	495,253	506,659
Savings accounts	28,440	26,665	25,871
Time deposits of $100,000 or more	669,817	694,565	944,871
Other time deposits	551,800	566,479	639,111

Total deposits	2,218,571	2,252,728	2,554,165
Accrued interest payable	1,805	1,577	2,993
Income tax payable	3,510	2,878	6,761
Other liabilities	7,471	8,981	10,080
Other borrowings	85,332	94,602	103,620
Subordinated debentures	82,476	81,963	81,963

Total liabilities	2,399,165	2,442,729	2,759,582

Shareholders’ equity
Serial preferred stock; 2,000,000 shares authorized; 70,000 shares issued and outstanding	67,902	67,724	67,205
Common stock — $1 par value; 40,000,000 shares authorized; 19,438,290, 19,421,900, 14,779,711 shares issued and outstanding, respectively	19,438	19,422	14,780
Additional paid-in capital	98,994	98,894	49,229
Retained earnings	192,200	190,793	181,344
Accumulated other comprehensive income	1,134	979	2,783

Total shareholders’ equity	379,668	377,812	315,341

Total liabilities and shareholders’ equity	$2,778,833	$2,820,541	$3,074,923

SOUTHWEST BANCORP, INC.	Table 3
UNAUDITED CONSOLIDATED STATEMENTS OF OPERATIONS
(Dollars in thousands, except per share)

	For the three months
	ended March 31,
	2011	2010

Interest income
Loans	$30,539	$34,372
Investment securities	1,746	2,170
Other interest-earning assets	140	217

Total interest income	32,425	36,759

Interest expense
Interest-bearing deposits	5,133	8,174
Other borrowings	497	517
Subordinated debentures	1,374	1,267

Total interest expense	7,004	9,958

Net interest income	25,421	26,801

Provision for loan losses	9,050	8,531

Net interest income after provision for loan losses	16,371	18,270

Noninterest income
Service charges and fees	2,878	3,096
Gain on sales of loans	194	985
Gain on investment securities	—	7
Other noninterest income	177	90

Total noninterest income	3,249	4,178

Noninterest expense
Salaries and employee benefits	7,515	7,580
Occupancy	2,804	2,783
FDIC and other insurance	1,243	1,587
Other real estate, net	436	106
General and administrative	3,627	3,202

Total noninterest expense	15,625	15,258

Income before taxes	3,995	7,190
Taxes on income	1,534	2,818

Net income	$2,461	$4,372

Net income available to common shareholders	$1,408	$3,329

Basic earnings per common share	$0.07	$0.23
Diluted earnings per common share	0.07	0.23
Common dividends declared per share	—	—

SOUTHWEST BANCORP, INC.	Table 4
UNAUDITED AVERAGE BALANCES, YIELDS, AND RATES — QUARTERLY
(Dollars in thousands)

	For the three months ended March 31,
	2011			2010
	Average		Average	Average		Average
	Balance	Interest	Yield/Rate	Balance	Interest	Yield/Rate

Assets
Noncovered loans	$2,326,882	$29,655	5.17%	$2,587,603	$32,981	5.17%
Covered loans	51,494	884	6.96	82,043	1,391	6.88
Investment securities	256,384	1,746	2.76	241,276	2,170	3.65
Other interest-earning assets	92,692	140	0.61	115,374	217	0.76

Total interest-earning assets	2,727,452	32,425	4.82	3,026,296	36,759	4.93
Other assets	91,807			79,238

Total assets	$2,819,259			$3,105,534

Liabilities and Shareholders’ Equity
Interest-bearing demand deposits	$112,441	$124	0.45%	$107,510	$132	0.50%
Money market accounts	491,306	677	0.56	504,486	1,013	0.81
Savings accounts	27,741	16	0.23	25,628	16	0.25
Time deposits	1,248,152	4,316	1.40	1,649,888	7,013	1.72

Total interest-bearing deposits	1,879,640	5,133	1.11	2,287,512	8,174	1.45
Other borrowings	90,198	497	2.23	97,297	517	2.15
Subordinated debentures	81,969	1,374	6.70	81,963	1,267	6.18

Total interest-bearing liabilities	2,051,807	7,004	1.38	2,466,772	9,958	1.64

Noninterest-bearing demand deposits	365,161			303,684
Other liabilities	19,789			19,032
Shareholders’ equity	382,502			316,046

Total liabilities and shareholders’ equity	$2,819,259			$3,105,534

Net interest income and spread		$25,421	3.44%		$26,801	3.29%

Net interest margin (1)			3.78%			3.59%

Average interest-earning assets to average interest-bearing liabilities	132.93%			122.68%

(1)	Net interest margin = annualized net interest income / average interest-earning assets

SOUTHWEST BANCORP, INC.	Table 5
UNAUDITED QUARTERLY SUMMARY FINANCIAL DATA
(Dollars in thousands, except per share)

	2011	2010
	Mar. 31	Dec. 31	Sep. 30	Jun. 30	Mar. 31

OPERATIONS
Interest income:
Loans	$30,539	$32,831	$32,824	$33,891	$34,372
Investment securities	1,746	1,724	2,079	2,175	2,170
Other interest-earning assets	140	131	180	213	217

Total interest income	32,425	34,686	35,083	36,279	36,759
Interest expense:
Interest bearing demand deposits	124	85	111	140	132
Money market accounts	677	885	976	1,037	1,013
Savings accounts	16	17	15	16	16
Time deposits of $100,000 or more	2,349	2,703	3,128	3,517	4,024
Other time deposits	1,967	2,230	2,572	2,661	2,989

Total interest-bearing deposits	5,133	5,920	6,802	7,371	8,174
Other borrowings	497	514	524	524	517
Subordinated debentures	1,374	1,282	1,305	1,276	1,267

Total interest expense	7,004	7,716	8,631	9,171	9,958

Net interest income	25,421	26,970	26,452	27,108	26,801
Provision for loan losses	9,050	7,265	11,988	7,776	8,531
Noninterest income:
Service charges and fees	2,878	3,144	2,994	3,170	3,096
Gain on sales of loans	194	682	653	416	985
Gain on investment securities	—	15	2,605	34	7
Other noninterest income	177	248	83	342	90

Total noninterest income	3,249	4,089	6,335	3,962	4,178
Noninterest expense:
Salaries and employee benefits	7,515	7,516	7,183	7,637	7,580
Occupancy	2,804	2,717	2,835	2,836	2,783
FDIC and other insurance	1,243	1,333	1,347	1,521	1,587
Other real estate, net	436	1,255	228	629	106
Provision for unfunded loan commitments	(55)	(332)	(294)	(512)	(465)
Other general and administrative	3,682	4,322	4,119	4,035	3,667

Total noninterest expense	15,625	16,811	15,418	16,146	15,258

Income before taxes	3,995	6,983	5,381	7,148	7,190
Taxes on income	1,534	2,675	1,508	2,737	2,818

Net income	$2,461	$4,308	$3,873	$4,411	$4,372

Net income available to common shareholders	$1,408	$3,257	$2,825	$3,366	$3,329

PER SHARE DATA
Basic earnings per common share	$0.07	$0.17	$0.15	$0.19	$0.23
Diluted earnings per common share	0.07	0.17	0.15	0.19	0.23
Book value per common share	16.04	15.97	15.93	15.88	16.79
Tangible book value per share*	15.69	15.62	15.58	15.53	16.33
COMMON STOCK
Shares issued and outstanding	19,438,290	19,421,900	19,395,675	19,388,797	14,779,711
OTHER FINANCIAL DATA
Investment securities	$258,436	$262,525	$240,844	$247,108	$241,693
Loans held for sale	37,348	35,194	34,868	25,615	25,586
Noncovered portfolio loans	2,243,105	2,331,293	2,412,796	2,475,348	2,516,397
Total noncovered loans	2,280,453	2,366,487	2,447,664	2,500,963	2,541,983
Covered portfolio loans	49,117	53,628	60,558	68,006	76,909
Total assets	2,778,833	2,820,541	2,905,275	3,010,835	3,074,923
Total deposits	2,218,571	2,252,728	2,345,648	2,444,939	2,554,165
Other borrowings	85,332	94,602	82,506	93,036	103,620
Subordinated debentures	82,476	81,963	81,963	81,963	81,963
Total shareholders’ equity	379,668	377,812	376,576	375,319	315,341
Mortgage servicing portfolio	281,271	278,146	261,266	249,632	241,224
INTANGIBLE ASSET DATA
Goodwill	$6,811	$6,811	$6,811	$6,811	$6,811
Core deposit intangible	3,420	3,557	3,693	3,830	3,967
Mortgage servicing rights	1,718	1,810	1,661	1,589	1,603
Nonmortgage servicing rights	3	4	4	5	5

Total intangible assets	$11,952	$12,182	$12,169	$12,235	$12,386

Intangible amortization expense	$361	$402	$392	$350	$359

Continued

*	This is a Non-GAAP based financial measure.

SOUTHWEST BANCORP, INC.	Table 5
UNAUDITED QUARTERLY SUMMARY FINANCIAL DATA	Continued
(Dollars in thousands, except per share)

	2011	2010
	Mar. 31	Dec. 31	Sep. 30	Jun. 30	Mar. 31

LOAN COMPOSITION
Noncovered
Real estate mortgage:
Commercial	$1,302,254	$1,310,464	$1,271,278	$1,251,709	$1,230,009
One-to-four family residential	87,324	89,800	109,980	106,814	111,185
Real estate construction
Commercial	403,954	441,265	527,773	589,590	630,472
One-to-four family residential	26,758	27,429	30,527	35,129	34,996
Commercial	417,970	452,626	463,132	471,004	487,074
Installment and consumer:
Guaranteed student loans	5,700	5,843	5,960	7,389	10,199
Other	36,493	39,060	39,014	39,328	38,048

Total noncovered loans, including held for sale	2,280,453	2,366,487	2,447,664	2,500,963	2,541,983
Less allowance for loan losses	(63,310)	(65,229)	(72,418)	(67,055)	(65,168)

Total noncovered loans, net	$2,217,143	$2,301,258	$2,375,246	$2,433,908	$2,476,815

Covered
Real estate mortgage:
Commercial	$28,929	$30,997	$33,428	$36,107	$37,487
One-to-four family residential	8,192	9,122	10,071	10,277	10,843
Real estate construction
Commercial	6,144	6,840	7,464	8,190	11,173
One-to-four family residential	281	439	1,823	3,853	5,273
Commercial	5,021	5,554	6,816	8,487	10,807
Installment and consumer:	550	676	956	1,092	1,326

Total covered loans	$49,117	$53,628	$60,558	$68,006	$76,909

DEPOSIT COMPOSITION
Non-interest bearing demand	$369,013	$377,182	$329,655	$326,721	$317,896
Interest-bearing demand	112,731	92,584	86,153	102,218	119,757
Money market accounts	486,770	495,253	518,422	510,549	506,659
Savings accounts	28,440	26,665	25,556	25,321	25,871
Time deposits of $100,000 or more	669,817	694,565	795,303	861,110	944,871
Other time deposits	551,800	566,479	590,559	619,020	639,111

Total deposits**	$2,218,571	$2,252,728	$2,345,648	$2,444,939	$2,554,165

LOANS BY SEGMENT
Oklahoma banking	$838,464	$871,393	$890,598	$914,004	$926,870
Texas banking	954,584	982,845	1,024,863	1,041,228	1,063,511
Kansas banking	272,685	289,642	309,240	329,157	342,596
Other states banking	226,489	241,041	248,653	258,965	260,329

Subtotal	2,292,222	2,384,921	2,473,354	2,543,354	2,593,306
Secondary market	37,348	35,194	34,868	25,615	25,586

Total loans	$2,329,570	$2,420,115	$2,508,222	$2,568,969	$2,618,892

NET INCOME BY SEGMENT
Oklahoma banking	$3,435	$4,205	$3,399	$4,387	$2,857
Texas banking	1,079	4,001	(1,801)	757	1,685
Kansas banking	131	293	(306)	940	(322)
Other states banking	(924)	(3,674)	494	(477)	1,750

Subtotal	3,721	4,825	1,786	5,607	5,970
Secondary market	(13)	444	173	83	310
Other operations	(1,247)	(961)	1,914	(1,279)	(1,908)

Net income	$2,461	$4,308	$3,873	$4,411	$4,372

OFFICES AND EMPLOYEES
FTE Employees	424	432	440	447	455
Branches	23	23	23	23	24
Loan production offices	2	2	2	2	2
Assets per employee	$6,554	$6,529	$6,603	$6,736	$6,758

**	Calculation of Non-brokered Deposits and Core Funding (Non-GAAP Financial Measures)

Total deposits	$2,218,571	$2,252,728	$2,345,648	$2,444,939	$2,554,165
Less:
Brokered time deposits	122,124	145,240	226,238	279,027	359,571
Other brokered deposits	112,033	117,532	129,096	126,643	124,969

Non-brokered deposits	$1,984,414	$1,989,956	$1,990,314	$2,039,269	$2,069,625

Plus:
Sweep repurchase agreements	27,214	26,492	22,211	22,700	33,192

Core funding	$2,011,628	$2,016,448	$2,012,525	$2,061,969	$2,102,817

Balance sheet amounts are as of period end unless otherwise noted.

SOUTHWEST BANCORP, INC.	Table 6
UNAUDITED QUARTERLY SUPPLEMENTAL ANALYTICAL DATA
(Dollars in thousands, except per share)

	2011	2010
	Mar. 31	Dec. 31	Sep. 30	Jun. 30	Mar. 31

PERFORMANCE RATIOS
Return on average assets (annualized)	0.35%	0.59%	0.52%	0.58%	0.57%
Return on average common equity (annualized)	1.81	4.11	3.57	4.64	5.42
Return on average tangible common equity (annualized)*	1.85	4.21	3.65	4.75	5.58
Net interest margin (annualized)	3.78	3.82	3.63	3.65	3.59
Total dividends declared to net income	35.56	20.31	22.59	19.84	20.02
Effective tax rate	38.40	38.31	28.02	38.29	39.19
Efficiency ratio	54.50	54.13	47.02	51.97	49.25
NONPERFORMING ASSETS
Noncovered
Nonaccrual loans	$107,303	$106,566	$135,209	$111,871	$97,858
90 days past due and accruing	529	517	452	333	4

Total nonperforming loans	107,832	107,083	135,661	112,204	97,862
Other real estate	41,067	37,722	35,723	27,634	18,809

Total nonperforming assets	$148,899	$144,805	$171,384	$139,838	$116,671

Performing restructured	$2,166	$2,177	$5,334	$5,525	$5,650

Potential problem loans	$204,834	$233,140	$236,844	$242,217	$275,912

Covered
Nonaccrual loans	$9,809	$10,806	$7,906	$14,504	$16,192
90 days past due and accruing	—	—	1,871	130	356

Total nonperforming loans	9,809	10,806	9,777	14,634	16,548
Other real estate	4,016	4,187	4,448	4,352	4,489

Total nonperforming assets	$13,825	$14,993	$14,225	$18,986	$21,037

Potential problem loans	$3,444	$3,495	$6,413	$6,184	$6,620

ALLOWANCE ACTIVITY
Balance, beginning of period	$65,229	$72,418	$67,055	$65,168	$62,413
Charge offs	11,367	14,720	7,006	6,168	6,545
Recoveries	398	266	381	279	769

Net charge offs	10,969	14,454	6,625	5,889	5,776
Provision for loan losses	9,050	7,265	11,988	7,776	8,531

Balance, end of period	$63,310	$65,229	$72,418	$67,055	$65,168

ASSET QUALITY RATIOS
Net loan charge-offs to average portfolio loans (annualized)	1.90%	2.35%	1.05%	0.92%	0.90%
Noncovered
Nonperforming assets to portfolio loans and other real estate	6.52%	6.11%	7.00%	5.59%	4.60%
Nonperforming loans to portfolio loans	4.81	4.59	5.62	4.53	3.89
Allowance for loan losses to portfolio loans	2.82	2.80	3.00	2.71	2.59
Allowance for loan losses to nonperforming loans	58.71	60.91	53.38	59.76	66.59
Covered
Nonperforming assets to portfolio loans and other real estate	26.02%	25.93%	21.88%	26.24%	25.84%
Nonperforming loans to portfolio loans	19.97	20.15	16.14	21.52	21.52
CAPITAL RATIOS
Average total shareholders’ equity to average assets	13.57%	13.24%	12.85%	11.78%	10.18%
Leverage ratio	15.95	15.55	14.96	14.48	12.32
Tier 1 capital to risk-weighted assets	18.49	17.78	17.17	16.50	14.00
Total capital to risk-weighted assets	19.77	19.06	18.45	17.78	15.28
Tangible common equity to tangible assets***	11.00	10.78	10.43	10.02	7.87
REGULATORY CAPITAL DATA
Tier I capital	$447,803	$445,966	$442,188	$438,973	$381,280
Total capital	478,736	477,930	475,040	472,971	415,955
Total risk adjusted assets	2,421,580	2,507,867	2,574,746	2,659,886	2,722,628
Average total assets	2,807,518	2,867,114	2,955,779	3,032,328	3,094,756

*	This is a Non-GAAP based financial measure.

***	Calculation of Tangible Capital to Tangible Assets (Non-GAAP Financial Measure)

Total shareholders’ equity	$379,668	$377,812	$376,576	$375,319	$315,341
Less:
Goodwill	6,811	6,811	6,811	6,811	6,811
Preferred stock	67,902	67,724	67,548	67,375	67,205

Tangible common equity	$304,955	$303,277	$302,217	$301,133	$241,325

Total assets	$2,778,833	$2,820,541	$2,905,275	$3,010,835	$3,074,923
Less goodwill	6,811	6,811	6,811	6,811	6,811

Tangible assets	$2,772,022	$2,813,730	$2,898,464	$3,004,024	$3,068,112

Tangible common equity to tangible assets	11.00%	10.78%	10.43%	10.02%	7.87%
Balance sheet amounts and ratios are as of period end unless otherwise noted.